Exhibit (10)(ff)

SPLIT-DOLLAR LIFE INSURANCE TERMINATION AGREEMENT, dated as of December 29, 2003 (this “Agreement”), among WACHOVIA CORPORATION, a North Carolina corporation, its subsidiaries and affiliates (the “Corporation”), G. Kennedy Thompson (the “Insured”) and The Thompson Family Irrevocable Trust Dated December 31, 1996 (the “Owner”).

WITNESSETH:

WHEREAS, the Corporation, the Insured and the Owner desire to terminate the Split-Dollar Life Insurance Agreement among them; and

WHEREAS, as a condition to and together with the parties executing this Agreement, Wachovia Corporation (“Wachovia”), the Insured and the Owner are executing an Insurance Bonus Agreement, dated the same date as this Agreement (the “Insurance Bonus Agreement”);

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:

1. Termination of the Agreement. The Split-Dollar Life Insurance Agreement, dated as of December 19, 1996, among the Corporation, the Insured and the Owner (the “Split-Dollar Agreement”) is hereby terminated. The Insured and the Owner authorize the Corporation, Wachovia and their respective representatives to take all actions necessary to effectuate the termination.

2. Repayment of the Corporation’s Interest and Investment in a New Policy. The Corporation shall promptly recover all amounts owed it under the Split-Dollar Agreement and the arrangements contemplated by it. Upon receipt by the Corporation of the entire amount owed it, the Owner directs the Corporation, Wachovia and their respective representatives to surrender and/or cancel the insurance policy or policies underlying the Split-Dollar Agreement and apply the Owner’s portion of any value resulting therefrom (after withholding for income taxes) toward the Policy referred to in the Insurance Bonus Agreement.

3. Full Cooperation. The Insured and the Owner shall cooperate fully with the Corporation, Wachovia and the Insurer (as defined in the Split-Dollar Agreement) and take all actions (including but not limited to transferring possession of the underlying insurance policy to the Corporation, or surrendering or canceling the policy to pay the Corporation the amount owed it from the cash value) to the extent reasonably necessary to ensure that the Corporation promptly recovers the amounts owed it under the Split-Dollar Agreement and any excess value in the underlying insurance policy is applied as set forth in Section 2.

4. Liability of the Company. Neither Wachovia nor the Corporation makes any representations or shall have any responsibility or liability for any tax or estate planning matters with respect to the termination of the Split-Dollar Agreement. Wachovia has encouraged the Insured and the Owner to consult tax and legal advisors, and the Insured and the Owner have relied on their own tax and legal advisors with respect to this decision to terminate.

          IN WITNESS WHEREOF, the parties hereto have executed this Split-Dollar Life Insurance Termination Agreement on the date first above written.

WACHOVIA CORPORATION

By:	/s/ Charles D. Loring

Name:	Charles D. Loring
Title:	Senior Vice President

Insured			Owner

/s/ G. Kennedy Thompson			By:	/s/ Wachovia Bank, N.A., Trustee

Insured: G. Kennedy Thompson			Trustee: Wachovia Bank, N.A.
Owner: The Thompson Family Irrevocable Trust
Dated December 31, 1996

Date:	December 29	, 2003	Date:	December 29	, 2003